Exhibit 10.8



A.T. Cross Company

Executive Life Insurance Program



The executive life insurance program provides a portable, universal life plan for coverage amounts in excess of the first $50,000 of tax free, group term coverage. The formula for coverage for the participant is three (3) or four (4) times the base salary, depending on the participant's bonus level.

Under the program, the Company pays the monthly premium on the Universal Life policy which is owned by the participant. The premium is paid directly to the life insurance company and is included in the participant's annual income. Instead of paying imputed income taxes at Table I rates, participants have a tax liability based on the premium payments paid by the Company.

The program also provides for an accrual of cash value.

At retirement, participants have the option to continue to pay scheduled premiums, convert to an amount of insurance which can be supported by the cash value or surrender the policy for the cash value.